SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, DC 20549
			_____________
			SCHEDULE 13G
			(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS
THERETO FILED PURSUANT TO RULE 13d-2(b)


			(Amendment No. ____________)
				Rainbow Technologies,
Inc.
			(Name of Issuer)
Common Stock
			(Title of Class of Securities)
750862104
			(CUSIP Number)
June 2000
			(Date of Event Which Requires Filing of
this Statement)
Check the appropriate box to designate the rule
pursuant
to which this Schedule is filed:
X			 Rule 13d-1(b)


?			Rule 13d-1(c)
?			Rule 13d-l(d)
CUSIP NO.  750862104
13G
Page  2 of 6  Pages
1.   NAMES OF REPORTING PERSONS Systematic
Financial Management, L.P.
I.R.S. IDENTIFICATION NO.
OF ABOVE PERSONS (ENTITIES
ONLY) 	22-
3367558
	2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	(a)  ?(b)  ?
3. SEC USE ONLY
4.CITIZENSHIP OR PLACE OF ORGANIZATION



	Teaneck,
New Jersey
NUMBER OF
SHARES


BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
5.
SOLE VOTING POWER
				0
6. SHARED VOTING POWER
	1,080,392
7. SOLE DISPOSITIVE POWER
	1,080,392
8. SHARED DISPOSITIVE POWER
	None
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
1,080,392
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
(9)
EXCLUDES CERTAIN SHARES* ?
11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW 9
	4.3%
12. TYPE OF REPORTING PERSON*
		IA
*SEE INSTRUCTIONS BEFORE FILLING OUT!
CUSIP NO.  750862104
 13G
Page  3 of 6  Pages
Item 1(a).     Name of Issuer:


			Rainbow Technologies, Inc.
Item 1(b).     Address of Issuer's Principal
Executive Offices: 50 Technology Drive, Irvine, CA
92618



Item 2(a).     Name of Person Filing:
 Michele Egeberg  for Systematic Financial Management,
L.P.
Item 2(b).     Address of Principal Business Office
or, if None, Residence:
Glenpointe East, 7th Floor, 300 Frank W. Burr Blvd.,
Teaneck, NJ
07666
Item 2(c).     Citizenship:
		U.S.A.
Item 2(d).     Title of Class of Securities:
	Common Stock
Item 2(e).     CUSIP Number:
		750862104
Item 3.	If This Statement is Filed Pursuant to Rule
13d-1(b), or
13d-2(b) or
(c), Check Whether the Person Filing is a:
(a)  ?	Broker or dealer registered under Section 15
of the
Exchange Act.
(b)  ?	Bank as defined in Section 3(a)(6) of the
Exchange Act.
(c)  ?	Insurance company as defined in Section
3(a)(19) of the
Exchange Act.
(d)  ?	Investment company registered under Section
8 of the
Investment
Company Act.
CUSIP NO.  750862104
13G
Page  4 of 6  Pages
(e)   X	An investment adviser in accordance with
Rule 13d-
1(b)(1)(ii)(E);
(f)  ?	An employee benefit plan or endowment fund
in accordance
with Rule
13d-1(b)(1)(ii)(F);
(g)  ?	A parent holding company or control person
in accordance
with Rule 13d-
1(b)(1)(ii)(G);
(h)  ?	A savings association as defined in Section
3(b) of the
Federal Deposit
Insurance Act;
(i)  ?	A church plan that is excluded from the
definition of an


investment
company under Section 3(c)(14) of the Investment
Company Act;
(j)  ?	Group, in accordance with Rule 13d-
1(b)(1)(ii)(J).
Item 4.	Ownership.
(a)  Amount beneficially owned:
	1,080,392
(b)  Percent of class:
		4.3%
(c) Number of shares as to which such person has:


(i)  Sole power to vote or to direct the vote  N/A
(ii) Shared power to vote or to direct the vote
1,080,392 (iii)		Sole power to dispose or to
direct the disposition of
1,080,392
(iv) Shared power to dispose or to direct the
disposition of N/A
CUSIP NO.  750862104
13G
Page  5 of 6  Pages
Item 5.	Ownership of Five Percent or Less of a
Class.
If this statement is being filed to report the fact


that as of the date hereof the reporting person has
ceased to be the beneficial owner of more than five
percent of the class of securities, check the
following: [X]
Item 6.	Ownership of More than Five Percent on
Behalf of Another
Person
					N/A
Item 7.	Identification and Classification of the
Subsidiary
Which Acquired the Security Being Reported on by the
Parent Holding Company.
						N/A
Item 8.	Identification and Classification of Members
of the
Group.
					N/A



Item 9.   Notice of Dissolution of Group.
N/A
Item 10.  Certifications.
	[If filed pursuant to Rule 13d-1(b)]:
By signing below I certify that, to the best of my
knowledge and belief, the securities referred to
above were acquired and
are held in the ordinary course of business and were
not acquired and are not held for the purpose of or
with the effect of changing or influencing the
control of the issuer of the securities
and were not acquired and are not held in connection
with or as a participant in any transaction having
that purpose or effect.
CUSIP NO.  750862104
13G
Page  6 of 6  Pages
		SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 5, 2001
(Signature)
Michele Egeberg
Manager of Operations
(Name/Title)
DOCSC\844371.1
	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).